  EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into on October 12, 2023 (the “Effective Date”), and confirms the following understandings and agreements among BK Technologies, Inc., a Nevada corporation (the “Company”) and Timothy A. Vitou (hereinafter referred to as “you” or “your”).

WHEREAS, you were employed by the Company as its President (your “Employment”);

WHEREAS, you signed an Employment Agreement between you and the Company on or about March 5, 2019 (the “Employment Agreement”), with a First Amendment to Employment Agreement on or about June 23, 2022 (collectively the “Employment Agreements”);

WHEREAS, you resigned from your Employment effective October 12, 2023 (the “Resignation Date”);

WHEREAS, you agree that you are not entitled to severance under Section 4.3 of the Employment Agreement;

WHEREAS, you and the Company desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and the Company, including, but not limited to, any claims that might arise out of your Employment with the Company or the termination of your Employment with the Company; and

WHEREAS, in connection with the separation from your Employment, you and the Company now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, separation from your Employment and payment of consideration to which you would otherwise not be entitled.

NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:

1. Employment Status and Effect of Separation.

(a) You acknowledge, and the Company hereby accepts, your separation from your Employment, and from any position you held or hold at the Company or its affiliates, effective as of the Resignation Date. From and after the Resignation Date, you agree not to represent yourself as being an employee, officer, director, agent or representative of the Company or its affiliates for any purpose. In accordance with Section 11 of the Employment Agreement, you resigned, as of the Resignation Date, from any and all director and officer positions held by you with the Company or any of its parent companies, subsidiaries, and/or affiliates.

(b) The Resignation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by the Company and in which you participate in accordance with the terms of each such plan and applicable law.

(c) You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Effective Date are in full discharge and satisfaction of any and all liabilities and obligations of the Company or any of its direct or indirect parent(s), subsidiaries, and/or affiliates, including without limitation BK Technologies Corporation, a Nevada corporation, and its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”), to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group.

2. Release and Waiver of Claims.

(a) In consideration of the covenants and promises herein, the Company will pay you a sum of two hundred eighty-three thousand two hundred fifty dollars ($283,250.00) (the “Consideration”), which is equal to twelve (12) months of your Base Salary (as defined in the Employment Agreement) in effect on the Effective Date. The Consideration will be paid to you in equal installments over a twelve (12)-month period in accordance with the Company’s normal payroll practices, less applicable deductions and withholdings for state and federal taxes. The first payment will be paid to you on the first Company payroll date falling after the day that is thirty (30) days after the Resignation Date and after the expiration of the Revocation Period (as defined below), provided that you do not rescind or revoke this Agreement (the “Initial Payment”). Any remaining payments will be paid to you monthly in accordance with the Company’s regular payroll schedule commencing on the first Company payroll date after the Initial Payment, provided that you do not rescind or revoke this Agreement. You acknowledge that the Consideration represents monies that are not earned wages and to which you would not be entitled but for this Agreement.

You further acknowledge that, while the Company make apply applicable deductions and withholdings and transmit such moneys to appropriate tax authorities, you remain ultimately responsible for any local, state or federal taxes that may be assessed or owing with respect to the payments under this Agreement. You acknowledge and agree that the Company has made no representations to you and has provided no advice to you regarding the tax consequences of any consideration you may obtain pursuant to this Agreement. You agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including any amounts paid by the Company as taxes, deficiencies, levies, assessments, fines, penalties, interest, attorneys’ fees or otherwise.

(b) For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge the Company and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective former and current officers, directors, partners, shareholders, members, managers, owners, employees, attorneys, and agents. including without limitation BK Technologies Corporation and its respective former and current officers, directors, partners, shareholders, members, managers, owners, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with the Company or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; violations of the District of Columbia’s Human Rights Act, D.C. Code § 2-1401.01 et seq.; the Florida labor rules; the Florida Civil Rights Act, Fla. Stat. § 760.01 et seq.; the Florida Minimum Wage Act, Fla. Stat. § 448.110; the retaliation provision of the Florida Whistleblower Act, Fla. Stat. § 448.102; the retaliation provision of the Florida Workers’ Compensation Act, Fla. Stat. § 440.205; Florida’s general labor regulations, Fla. Stat. §§ 448.01 to 448.09; any other federal, state, or local human or civil rights, wage-hour, anti-discrimination, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

2

(c) You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph. You understand that the release set forth in Section 2(b) shall apply to all claims as set forth therein, whether or not you are aware of any said claim as of the Effective Date.

(d) Nothing contained in this Section 2 shall be a waiver of any claims that cannot be waived by law.

(e) Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement.

(f) You understand that nothing contained in this Agreement, including, but not limited to, this Section 2, will be interpreted to prevent you from engaging in Protected Activity as set forth in Section 7. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

3. Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of your intent to do so within 7 calendar days following your signing of this Agreement (the “Revocation Period”). You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: BK Technologies, Inc., Attn: John Suzuki, Chief Executive Officer.

4. Opportunity for Review; Acceptance. You have until 21 days after the Effective Date (the “Review Period”) to review and consider whether to sign this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the 21-day consideration period. During this time, the Company advises you to consult with an attorney of your choice. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to BK Technologies, Inc., Attn: John Suzuki, Chief Executive Officer. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither the Company nor any member of the Company Group will have any obligations hereunder.

3

By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that the Company is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by the Company that you are entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by the Company that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The parties agree that should you exercise your right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit you from engaging in Protected Activity as set forth in Section 7, though you have waived any right to monetary relief. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to BK Technologies, Inc., Attn: John Suzuki, Chief Executive Officer.

The parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period.

5. Stock Options. This Agreement shall not affect any stock options you have that have vested as of the Effective Date of this Agreement, which shall be governed by the terms of the Company’s 2017 Incentive Compensation Plan (or other applicable Company incentive compensation plan) and applicable Stock Option Agreement. You acknowledge that all unvested stock options you may have to purchase Company stock shall not vest and shall terminate as of the Effective Date of this Agreement.

6. Other Agreements. Your duties and obligations pursuant to Sections 7, 8, 9, 10, 11, and 12 of the Employment Agreement shall survive this Agreement and remain in full force and effect. The Consideration provided to you herein constitutes consideration for the continuation of your promises and obligations pursuant to the Employment Agreement.

7. Protected Activity Not Prohibited.

(a) You understand that nothing in this Agreement in any way limits or prohibits you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). In addition, Protected Activity includes any actions to: form, join, or assist a union; choose a representative to bargain with us on your behalf; discuss and act together with other employees for your mutual benefit and protection with respect to terms and conditions of employment; or choose not to engage in any of these protected activities.

4

(b) You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as may be expressly permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under this Agreement or the Employment Agreements to any parties other than the Government Agencies.

(c) You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in this Agreement or the Employment Agreements regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement.

(d) Pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8. Confidential Information. You recognize and acknowledge that the Company’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”). The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group’s or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group or while performing services under the Employment Agreements or otherwise concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates; technical information concerning the Company’s software (including source code and object code), products and services, including product data, specifications, documentation, hardware configuration information, diagrams, flow charts, drawings, test results, formulas, algorithms, processes, inventions, research projects, engineering, and product development; business information, including markets, cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted during the term of your employment), and customer information (including pricing, preferences, discounts and contracts), purchasing techniques, supplier lists, supplier information (including pricing, preferences, discounts, and contracts) and advertising and business strategies; information about employees, including their compensation, strengths, weaknesses and skills, recruiting strategies and goals and hiring criteria; and other information not generally known to the public, which has independent economic value to the owner or discloser of the information or which, if misused or disclosed, could reasonably be expected to adversely affect the business of the owner or discloser of the information. Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to the Company or any other member of the Company Group. You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by the Company. You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

5

(w) duly approved in writing by the Company or by the member of the Company Group;

(x) necessary for you to enforce your rights under this Agreement in connection with a legal proceeding;

(y) required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure; or

(z) to report possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Your obligations under this Agreement are in addition to any obligations you have under state or federal law.  You agree that you will not violate in any way the rights that the Company or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information.  Your obligations under this Section 8 are indefinite in term.

9. Non-Disparagement. Through five (5) years after the Effective Date, you agree to refrain from making any disparaging, negative or uncomplimentary statement or communication, whether public or private (including anonymous message boards and social media), regarding the Company or its current and former officers, directors, employees, agents, investors, attorneys, shareholders, affiliates, and predecessor and successor corporations and assigns, and agrees to refrain from any tortious interference with the contracts and relationships of any of them. As used in this paragraph, “disparaging” means anything unflattering or negative, whether such communication is true or untrue. Your duties hereunder expressly apply to, without limitation, (a) communication, whether oral or written, with members of the media and (b) publication of disparaging statements or posts on Facebook, Linkedln, Twitter, X, Glassdoor, and other social media, regardless of whether the statements are accessible to the general public or limited to “friends,” “followers,” and the like. If you breach this Section 9, the parties agree that damage will result from such breaches, and should the Company fail to prove actual damages in an action to enforce this Section 9, the Company will be entitled to recover nominal damages, and attorneys’ fees pursuant to Section 20 as the prevailing party. All of the obligations in this Section 9 are subject to Section 7 governing Protected Activity and nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participating in any investigation conducted by the EEOC or other local civil rights enforcement agency, though you have waived any right to monetary relief, or otherwise complying with any obligations to provide truthful testimony or information as required by a court or by statute. This is a continuing obligation that shall survive this Agreement.

6

10. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you (a) are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily. You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement. You agree and acknowledge that you have been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Agreement.

11. No Suit. Except as set forth in Section 7, you represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of the Company or any of the Company Group against whom you have filed such a complaint, charge or lawsuit.

13. Communications. Except as set forth in Section 7, you agree that any communications, written or oral, including without limitation any statements to the media or on social media, regarding your Employment, your service at the Company, or your departure therefrom shall be wholly consistent with messaging provided by the Company and that any written communications by you regarding the foregoing must be reviewed and pre-approved in writing by the Company’s Chief Executive Officer. You agree that you will not proactively communicate with potential acquisition and/or merger targets, investors, employees, distributors, customers, or vendors regarding your departure, but may respond appropriately to any inquiries with respect thereto by responding with messaging consistent with the Company’s messaging or previously approved in writing by the Company’s Chief Executive Officer.

14. Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns.

15. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

16. Return of Property. You shall return prior to the Effective Date, and not retain in any form or format, all the Company documents, data, and other property in your possession or control. Company “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you agree, on or before the Effective Date, to provide the Company with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon you returning all the Company documents, data, and other property as set forth above.

7

17. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, the Company or any member of the Company Group.

18. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 6, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

19. Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

20. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF FLORIDA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN BREVARD COUNTY, THE STATE OF FLORIDA, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN BREVARD COUNTY, THE STATE OF FLORIDA. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

21. Injunctive Relief. You acknowledge that it would be difficult to fully compensate the Company for damages resulting from any breach of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

8

22. Confidentiality. Except as set forth in Section 7 and as required by applicable law, regulation, or rules of any national stock exchange, the parties intend that this Agreement be confidential. You warrant that you have not disclosed, and agree that you will not in the future disclose, the terms of this Agreement, or the terms of the consideration to be paid hereunder, to any person other than your attorney, spouse, tax advisor, or representatives of the EEOC or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality. You shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall you now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against the Company or any of the Company Group to any person, with the sole exception of communications with your spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction. Should you receive an order, subpoena, interrogatory, document request, or similar disclosure demand (a “Disclosure Demand”) seeking or requiring the production of this Agreement, you agree to provide written notice to the Company within 48 hours of receipt of the Disclosure Demand, to permit the Company to assert what rights it may have to non-disclosure prior to any response to the Disclosure Demand. Said notice shall be given to BK Technologies, Inc., Attn: John Suzuki, Chief Executive Officer.

23. 409A. The parties intend that this Agreement comply with the requirements of Code Section 409A. To the extent there is any ambiguity as to whether any provision of the Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. To the extent any continuing compensation, bonus, severance, reimbursements or in-kind benefits due or payable to you under this Agreement constitutes “deferred compensation” under Code Section 409A, any such compensation, bonus, severance, reimbursements or in-kind benefits shall constitute and be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii) with each such payment made under this Agreement being so designated as a “separate payment” within the meaning of Code Section 409A. In no event shall you have the right to designate, directly or indirectly, the calendar year of any payment subject to Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TIMOTHY A. VITOU		BK TECHNOLOGIES, INC.

/s/Timothy A. Vitou		By:	/s/ John M. Suzuki
Timothy A. Vitou		Its:	Chief Executive Officer
Date:	October 12, 2023	Date:	October 12, 2023

THIS AGREEMENT IS NOT TO BE EXECUTED UNTIL AFTER THE SEPARATION OF EMPLOYMENT HAS OCCURRED

10